EXHIBIT 8.1
July 16, 2010

FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308
Ladies and Gentlemen:
     We have acted as counsel to FirstEnergy Corp., an Ohio corporation ( “Parent”), in connection with the Merger, as defined in the Agreement and Plan of Merger dated as of February 10, 2010, by and among Parent, Element Merger Sub, Inc., a Maryland corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Allegheny Energy, Inc., a Maryland corporation (the “Company”), as amended (the “Agreement”). This opinion is being delivered to you in connection with the Registration Statement on Form S-4, which includes the joint proxy statement/prospectus, filed on March 23, 2010, as amended through the effective date thereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.
     In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the Effective Time, of certain statements, representations, covenants and agreements made by Parent, Merger Sub and the Company, including factual statements and representations set forth in letters dated the date hereof from officers of Parent, Merger Sub and the Company (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the Effective Time, true and

FirstEnergy Corp.
July 16, 2010

correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Parent, Merger Sub and the Company, including those set forth in the Representation Letters, and we have assumed that the Representation Letters will be re-executed by appropriate officers as of the Effective Time.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.
     We do not express any opinion concerning any laws other than the United States federal income tax laws. In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, such judicial authorities, such rulings, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
     Based solely upon and subject to the foregoing, and provided that the Agreement and representations referenced above set forth all of the material facts relating to the Merger fully and accurately as of the date hereof, and will continue to set forth such facts fully and accurately as of the Effective Time, we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Company, Parent and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “Legal Matters” in the Registration Statement.

FirstEnergy Corp.
July 16, 2010

In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, agreement or assumption relied upon herein that becomes untrue, incorrect or incomplete.

Very truly yours,
/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.